Exhibit (h)

35 BASIS POINT EXPENSE CONTRACT

BETWEEN

FIDELITY CALIFORNIA MUNICIPAL TRUST II:

FIDELITY CALIFORNIA AMT TAX-FREE MONEY MARKET FUND

AND

FIDELITY MANAGEMENT & RESEARCH COMPANY

This 35 Basis Point Expense Contract, dated as of April 1, 2007 (the "Agreement"), is made and entered into by and between Fidelity California Municipal Trust II, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Fidelity California AMT Tax-Free Money Market Fund (the "Fund"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Manager").

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract, amended and restated as of April 1, 2007 (the "Management Agreement"), pursuant to which the Manager has agreed to reduce the fee paid to the Manager thereunder and to pay certain expenses of the Fund in return for an annualized 20 basis points management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the interests of the Fund and its shareholders to maintain the expenses of the currently existing class of the Fund (hereinafter the "Retail Class") at a fixed annualized expense rate not to exceed 35 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 3 or Section 6 hereof, the Manager agrees to pay or provide for the payment of any fee or expense allocated at the class-level and attributable to the Retail Class, such that the ordinary operating expenses incurred by the Retail Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, and extraordinary expenses) will not exceed 0.35% on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class of the Fund other than the Retail Class.

2. EXPENSE CREDITS. Through arrangements with the Fund's custodian and transfer agent, credits realized as a result of uninvested cash balances are used to reduce custodian, transfer agent, and pricing and bookkeeping expenses of the Fund (or a class of the Fund). This Agreement in no way shall limit the use of such credits by the Fund (or any class of the Fund), nor shall it affect the Manager's obligations hereunder.

3. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Retail Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Retail Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

4. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Retail Class to take any action contrary to the Trust's Trust Instrument or other organizational document, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the "1940 Act"), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Retail Class.

5. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement between the Trust and the Manager, or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

6. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FIDELITY CALIFORNIA MUNICIPAL TRUST II
on behalf of Fidelity California AMT Tax-Free Money Market Fund

	By:	/s/Kimberley Monasterio
Kimberley Monasterio
Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By:	/s/JS Wynant
JS Wynant
Vice President